EXHIBIT 99
                                  RISK FACTORS

You should consider carefully the following risks below before you decide to invest in our company. The risks below are not the only ones facing us. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business, financial condition or results of operation could be materially adversely affected by any of these risks. Any of these risks could cause the trading price of our common stock to decline, and you could lose all or part of your investment in our company. We are a holding company that operates through its subsidiaries. References to we below mean the operations of our wholly owned and majority-owned subsidiaries.

Risks Relating to the Viability of Our Business

There is doubt about our ability to continue as an ongoing concern, which means you could lose your entire investment in our Company.

Currently, revenues from operations are not sufficient to cover expenses. If our revenues grow slower than we anticipate, or if our operating expenses exceed our expectations, and cannot be adjusted accordingly, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. The independent accountants' reports regarding our financial statements for the fiscal years ended January 31, 2002 and 2001, state that our recurring losses from operations and substantial usage of cash raise substantial doubt about our ability to continue as a going concern.

We have incurred substantial losses during the last two years and may not be a going concern.

During the last two fiscal years we have incurred substantial operating losses in both continuing and discontinued operations and there is no assurance of profitability. As a result our cash balances have decreased substantially. We may not have the ability to satisfy all of our liabilities in full. There is no assurance of any additional financing.

Limited capital base could impair long-term viability.

We currently have a capital base, which may be inadequate to sustain operations for an extended period of time, if operating losses cannot be reduced. However, as discussed in Footnote 1 to our consolidated financial statements, we have undertaken a number of corrective measures to alleviate this condition. Management believes that the Company's future success is dependent upon its ability to streamline its operations to reduce costs and generate new sources of revenue. We have begun reducing costs and have expanded into new lines of business. However, there is no assurance that we will be successful at these efforts.

Risks Relating to the Securities Industry and Our Business

If this market downturn continues, our revenues are likely to further decline and, if unable to reduce expenses at the same pace, our results of operations will deteriorate.

         o A continued market downturn could reduce the number and size of transactions for which we provide placement agent and other investment banking services, which would reduce the revenues we receive from our investment banking division.

         o A continued market downturn that reduces the value of our clients' portfolios or increases the amount of withdrawals will further reduce the revenues we receive from our asset management business.

Our business involves small- and mid- capitalization companies, which are subject to higher degree of risk and therefore could adversely affect our business.

Our business is primarily focused on the advising, investing in, and the conducting of private placements, of small- and mid- capitalization companies. The small- and mid-capitalization segment of the securities industry may be subject to greater risks than the securities industry as a whole and, consequently, may be marketable to only a limited segment of the investing public and may subject our financial performance to a higher degree of risk.


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Our operations may not be adequate to sustain ourselves.

We have recently broadened our business to commence an asset collection business. There can be no assurance, that our expansion will be successful, or if not successful, that our traditional investment banking and asset management business will adequately sustain itself. We will be faced with the risks associated with starting any new divisions, including, without limitations, uncertainty of market, and start-up expenses.

The value of our investment account fluctuates due to factors beyond our control and may adversely affect our business.

We maintain an investment account in which securities are held for potential long-term appreciation. Securities in this account consist principally of common stock and warrants and rights to purchase common stock and warrants, most of which are not freely tradable for varying periods of time or lack a public market in which to trade. Values of the securities in the investment account are volatile. Fluctuations due to general market conditions, the industry of the issuer of such securities, or otherwise, may have a material effect on our earnings.

Our merchant banking and proprietary trading investments may cause our operating results to fluctuate widely regardless of whether we have liquidated our investments and actually realized gain or loss.

We must value our merchant banking and proprietary trading investments on a quarterly basis at a price related to the current market prices of such securities. Accordingly, a large fluctuation in the market prices of these securities, regardless of whether we have liquidated them and actually realized gain or loss, can have a significant impact upon our results of operation for that quarter.

Performance is not predictable regarding our asset management business; Unsuccessful investments will result in diminished returns on our investments and lower performance fees.

We are a limited partner in Dalewood Associate, L.P., which makes long-term merchant banking investments in early-stage companies that are usually speculative and involve a high degree of risk. Our majority owned subsidiary, Dalewood Associates, Inc., manages Dalewood Associates, L.P. Additionally, our majority owned subsidiary, EarlyBirdCapital Management Limited, manages Dalewood
2. Although Dalewood Associates, L.P. has generated significant returns for its limited partners to date, past performance provides no guarantee of future success. Dalewood and Dalewood 2 make substantial investments in small, private companies in the early stages of development, or with little or no operating history, or which operate at losses, or which experience substantial fluctuations in operating results. If those investments do not perform well, the value of our investment in Dalewood Associates L.P. will decline and our performance fees, if any, will be adversely affected. There is no assurance that we will manage Dalewood's capital successfully and generate positive returns. The long-term nature of these investments also increases our exposure to market risks. Since these investments are sometimes illiquid, we may be unable to realize gains or reduce losses during periods of fluctuating values of these investments.

Our business is subject to risks of losses from underwriting activities.

To the extent that we engage in underwriting activities, our business will be subject to risks of losses from underwriting. As an underwriter, we commit to purchasing securities from an issuer and assume the risk that we may not be able to resell such securities to our customers. When we serve as manager or co-manager of public offerings of securities, we make commitments of our capital for this purpose and thus expose our capital to the risk that the securities may not be resold. Further, we increase our commitment of capital for the purpose of making a market in these securities following an offering. The increased concentration of our capital in securities of issuers we finance increases our exposure to trading risks regarding these securities.


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Under applicable law, as an underwriter we are subject to substantial potential liability for misstatements or omissions of material facts in prospectuses and other communications with respect to such offerings and we may not be able to obtain indemnification from the issuers of these securities for this liability.

We operate in a very competitive industry.

The market for investment banking and asset management is rapidly evolving and intensely competitive and we expect such competition to intensify in the future.

We encounter intense competition in all aspects of our securities business and compete directly with other securities firms, a significant number of which have greater capital and other resources than us. In addition to competition from firms currently in the securities business, recently there has been increasing competition from other sources, such as commercial banks and insurance companies offering financial services, and from other investment alternatives.

There can be no assurance that we will be able to compete effectively with current or future competitors.

Other Risks Relating To Our Company.

Our inability to obtain accurate information, including real-time quotes, trade information and other financial information will harm our business.

We rely upon information suppliers to provide accurate data on a real-time basis. We cannot assure you that any of these providers will be able to continue to provide these services in an efficient, cost-effective manner or that they will be able to expand their services to meet our needs adequately. Failure by an information supplier to supply necessary information could cause service interruptions, harm to our reputation and loss of clients. In addition, we could be sued by clients if they rely upon inaccurate information transmitted to us from our vendors to claims for negligence or copyright or trademark infringement based on the nature and content of information downloaded by clients from our systems and subsequently distributed to others. We do not maintain insurance to cover most of these types of liabilities. Any liability imposed on us or costs incurred in defending claims not covered by or in excess of our insurance coverage could materially adversely affect our business, financial condition and operating results.


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Failure to comply with securities laws and regulations could cause us to face penalties or other sanctions which could adversely affect our business.

We are subject to broad regulation at the state, federal and self-regulatory levels. If we fail to comply with an applicable law, rule or regulation or government or self-regulatory organization orders we could be subject to censures, fines, civil penalties (including treble damages in the case of insider trading violations), the issuance of cease-and-desist orders, the loss of our status as a broker-dealer, the suspension or disqualification of our license or the license of our officers or employees or other adverse consequences. The imposition of any material penalties or orders on us could have a material adverse effect on our reputation, business, future prospects, operating results and financial condition.

Our operations would be interrupted if the services of our clearing broker are terminated.

We are dependent on the operational capacity and the ability of our clearing broker, BNY Clearing Services LLC, for the orderly processing of transactions. Our clearing agreement may be terminated by either party, upon 60 days' written notice. Under this agreement, BNY Clearing Services processes all securities transactions for our account and the accounts of our clients. Termination or material interruptions of services provided by BNY Clearing Services would have a material adverse effect on our operations.

Our clearing firm extends credit to our clients and we are liable if our clients do not pay.

We permit our clients to purchase securities on a margin basis or sell securities short, which means that our clearing firm extends credit to the client secured by cash and securities in the clients' account. During periods of volatile markets the value of the collateral held by BNY Clearing Services in a client's account could fall below the amount borrowed by the client. If the margin requirement is not sufficient to cover losses and BNY Clearing Services sells or buys securities at prevailing market prices, it may incur losses to satisfy client obligations. We have agreed to indemnify BNY Clearing Services for losses it incurs while extending credit to our clients. Also, if customers fail to pay for their purchases of securities effected through our brokerage subsidiaries, to supply the securities that they have sold, or to repay funds they have borrowed, and the clearing agent satisfies those customers obligations, our brokerage subsidiaries would be obligated to indemnify our clearing agent for any resulting losses.

Losses due to customer fraud could have an adverse effect on our business.

We are exposed to potential losses resulting from fraud and other misconduct by customers, such as fraudulent trading (including access to legitimate customer accounts, or the use of a false identity to open an account) or the use of forged or counterfeit checks for payment. These types of fraud may be difficult to prevent or detect. We may not be able to recover the losses caused by these activities. Any of these losses could have a material adverse effect on our business, financial condition and operating results.

Employee misconduct is difficult to detect and could harm our business.

We run the risk that employee misconduct could occur, including binding us to transactions that exceed authorized limits or present unacceptable risks, or hiding unauthorized or unsuccessful activities. This type of misconduct could result in unknown losses. Employee misconduct could also involve the improper use of confidential information, which could result in regulatory sanctions and harm to our reputation. An action or omission by an employee, such as a broker, can create criminal and civil liabilities for both the employee and us, which could have a material adverse effect on our business, financial condition and legal authority to operate in one or more areas of the securities industry. We may not be able to detect, deter or prevent any of these types of employee misconduct.

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Ineffective risk management methods could harm our business.

Our policies and procedures to identify, monitor and manage our risks may not be fully effective. Some of our methods to manage risk are based on historical market behavior and cannot necessarily accurately predict future risk exposure, which could be greater than the historical measures and correlations indicate.

Failure to comply with net capital requirements could result in termination of our business.

Securities broker-dealers are subject to stringent rules with respect to the maintenance of specific levels of net capital. Net capital is the net worth (assets minus liabilities) less deductions for some types of assets. If our broker-dealer fails to maintain required net capital levels, it may be subject to suspension or revocation of its license, which would reduce our revenues. If the net capital rules are changed or expanded, or if our broker-dealer incurs an unusually large charge against their net capital, they might be required to limit or discontinue those portions of their business which requires the intensive use of capital. A large operating loss or charge against the net capital of our broker-dealer could adversely affect our ability to expand or even maintain our present levels of business.

We are dependent upon our ability to recruit and retain key personnel.

Our business requires us to hire and retain highly skilled personnel. The recruitment and retention of experienced investment-banking professionals and proficient technologists are particularly important to our performance and success. We do not have "key person" life insurance policies on any of our officers or associates. The loss of the services of any of our key personnel or the inability to recruit and retain experienced investment-banking professionals and proficient technologists in the future could have a material adverse effect on our business, financial condition and operating results.

Competition for talented personnel is intense. Our continued ability to compete effectively in our business depends on our ability to attract and retain the quality personnel our operations and development require.

Other Risks Relating to Our Company

Our tradenames are not protected.

EarlyBirdCapital has filed for tradename protection regarding the name EarlyBirdCapital. This application was denied. We have been advised by the United States Patent and Trademark Office and an unaffiliated third party, that such unaffiliated third party also has claimed the name and has been granted the trademark. EarlyBirdCapital has filed a Petition for Cancellation with the United States Patent and Trademark Office concerning the trademark that has been issued. This Petition is pending. EarlyBirdCapital intends to enforce its rights to the name EarlyBirdCapital. There is no assurance that it will be successful in doing so. If it is forced to cease using the name, we will incur additional expense to change the name and to establish good will with respect to the new name.

Discretionary issuance of preferred stock could harm the interests of our common stockholders.

Our certificate of incorporation, as amended, authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company, which could have the effect of discouraging bids for us and thereby prevent stockholders from receiving the maximum value for their shares. Although we have no present intention to issue any shares of our preferred stock, there can be no assurance that we will not do so the future.

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The exercise of outstanding options to purchase our common stock could dilute our stockholders' interest and could harm the terms upon which we raise additional equity capital.

At different periods of time we have varying amounts of options outstanding exercisable at different prices to purchase our common stock. The exercise of options may result in dilution to our stockholders. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options may exercise them, to the extent they are able, at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable us than those provided in the options.

We have not paid dividends and do not expect to pay dividends.

To date, we have not paid any cash dividends on our common stock and do not expect to declare or pay any cash dividends in the foreseeable future. We intend to retain all earnings in the foreseeable future for our continued growth. Moreover, our ability to pay dividends in the future may be restricted by our brokerage subsidiaries' obligations to comply with the net capital rules applicable to broker-dealers.







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